Exhibit 10.1

ARTHROCARE CORPORATION

LONG TERM INCENTIVE PROGRAM

(Effective January 6, 2012)

ARTICLE I

PURPOSE

The purpose of this document is to set forth the general terms and conditions applicable to the ArthroCare Corporation Long Term Incentive Program (the “Program”) established by the Compensation Committee of the Board of Directors of ArthroCare Corporation (the “Company”) pursuant to, and in implementation of, Articles 8 and 9 of the Company’s Amended and Restated 2003 Incentive Stock Plan (the “Plan”).  The Program is intended to carry out the purposes of the Plan and provide a means to reinforce objectives for sustained long-term performance and value creation by awarding selected key employees of the Company with payments in Company stock based on the level of achievement of pre-established performance goals during performance periods through the award of Performance Shares pursuant to Article 8 of the Plan that, with respect to Section 162(m) Participants (as defined below), are intended to constitute Performance-Based Awards, subject to the restrictions and other provisions of the Program and the Plan.

ARTICLE II

DEFINITIONS

Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Plan.  The following words and phrases shall have the following meanings:

“Cause” shall exist with respect to a Participant if a termination of employment is for “Cause” pursuant to a written agreement between the Participant and the Company (an “Individual Agreement”) that is then in effect or, if there is no Individual Agreement in effect that defines “Cause”, “Cause” shall mean a finding by the Committee, before or after the Participant’s termination of employment, of: (i) any material failure by the Participant to perform the Participant’s duties and responsibilities under any written agreement between the Participant and the Company; (ii) any act of fraud, embezzlement, theft or misappropriation by the Participant relating to the Company; (iii) the Participant’s commission of a felony or a crime involving moral turpitude; (iv) any gross negligence or intentional misconduct on the part of the Participant in the conduct of the Participant’s duties and responsibilities with the Company or which adversely affects the image, reputation or business of the Company; or (v) any material breach by the Participant of any agreement between the Company or any of its Subsidiaries, on the one hand, and the Participant on the other. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Participant and the impact thereof, will be final for all purposes.

“Change of Control” means and includes each of the following:

(a)   the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(i)  an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(i)  an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this definition: an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(b)   during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (a) or (c) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)   the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)  which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)  after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, a Change of Control shall not be deemed to exist unless such Change of Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder.  The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

“Common Stock” shall mean the Common Stock of the Company.

“Good Reason” shall exist with respect to a Participant if a termination of employment is for “Good Reason” pursuant to an Individual Agreement to which such Participant is a party and that is then in effect or, if there is no Individual Agreement in effect that defines “Good Reason”, “Good Reason” shall mean the Participant’s voluntary resignation following any one or more of the following that is effected without the Participant’s written consent: (i) a change in his or her position that materially reduces his or her duties or responsibilities, (ii) a material reduction in his or her base salary, unless the base salaries of all similarly situated individuals are similarly reduced, or (iii) a relocation of such Participant’s principal place of employment of more than fifty (50) miles.  Notwithstanding the foregoing, a voluntary resignation shall not be deemed to be for Good Reason unless the Participant provides written notice to the Company of the Participant’s intent to resign for Good Reason specifying the condition giving rise to Good Reason within thirty (30) days following the initial existence of such condition, the Company fails to correct such condition within the thirty (30) day period beginning upon the Company’s receipt of such notice (the “Cure Period”) and such resignation is effective within thirty (30) days following the end of the Cure Period.

“LTIP Award” shall mean the earned Performance Shares payable in Common Stock under the Program for a Performance Period.

“Participant” shall mean a key employee of the Company or an Affiliate who participates in this Program pursuant to the provisions of Article III hereof.

“Performance Period” shall mean a period of time with respect to which performance is measured as determined by the Committee.  Performance Periods may overlap.

“Permanent and Total Disability” shall have the meaning ascribed to such term under Section 22(e)(3) of the Code and with such permanent and total disability being certified prior to termination of a Participant’s employment by (i) the Social Security Administration, (ii) the comparable governmental authority applicable to an Affiliate of the Company, (iii) such other body having the relevant decision-making power applicable to an Affiliate of the Company, or (iv) an independent medical advisor appointed by the Company in its sole discretion, as applicable, in any such case.

“Section 162(m) Participant” shall mean any Participant designated by the Committee as a “covered employee” within the meaning of Section 162(m) of the Code whose compensation for the fiscal year in which the Participant is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Voluntary Retirement” shall mean voluntary termination of employment of a Participant after attaining age sixty-five (65).

ARTICLE III

PARTICIPATION

3.1                                 Participants.  Participants for any Performance Period shall be those active key employees of the Company or an Affiliate who are designated in writing as eligible for participation by the Committee within the first ninety (90) days of such Performance Period.

3.2                                 No Right to Participate.  No Participant or other employee of the Company or an Affiliate shall, at any time, have a right to participate in this Program for any Performance Period, notwithstanding having previously participated in this Program.

ARTICLE IV

ADMINISTRATION

4.1                                 Generally.  The Committee shall establish the basis for payments under this Program in relation to specified Performance Goals, as more fully described in Article V hereof.  With respect to the 162(m) Participants, the Committee shall establish the basis for payments under this Program in relation to specified Performance Goals within the first ninety (90) days of each Performance Period, but in no event after 25 percent of the Performance Period has lapsed. Following the end of each Performance Period, once all of the information necessary for the Committee to determine the Company’s performance is made available to the Committee, the Committee shall determine the amount of the LTIP Award payable to each Participant; provided, however, that any such determination shall be made no later than thirty (30) days following the date the Form 10-K for the last fiscal year in such Performance Period has been filed with the Securities and Exchange Commission (the date of such determination shall hereinafter be called the “Determination Date”).  The Committee shall have the power and authority granted it under Article 12 of the Plan, including, without limitation, the authority to construe and interpret this Program, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of this Program.  Decisions of the Committee in accordance with the authority granted hereby shall be conclusive and binding.  Subject only to compliance with the express provisions hereof, the Committee may act in its sole and absolute discretion with respect to matters within its authority under this Program.

4.2                                 Provisions Applicable to Section 162(m) Participants.  Subject to the sole discretion of the Committee, any LTIP Awards paid hereunder to a Section 162(m) Participant shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and any provisions, application or interpretation of the Program or the Plan that is inconsistent with this intent shall be disregarded. To the extent that any LTIP Award (i) is deemed to constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A) and (ii) would nevertheless be subject to the deduction limitations imposed by Section 162(m) of the Code in the year in which such LTIP Award would otherwise be paid under this Program, the payment of such LTIP Award may, in the Committee’s discretion, be delayed until the earlier of (A) the first year in which such LTIP Award would not be subject to the deduction limitations imposed by Section 162(m) or (B) such time as the Participant ceases to be a “service provider” to the Company (within the meaning of Section 409A of the Code).

ARTICLE V

AWARD DETERMINATIONS

5.1                                 Award of Performance Shares.  The Committee shall determine the number of Performance Shares (rounded down to the nearest whole number) to be awarded under this Program to each Participant with respect to such Performance Period. With respect to the Section 162(m) Participants, the Committee shall determine the number of Performance Shares (rounded down to the nearest whole number) to be awarded under this Program to each Section 162(m) Participant with respect to such Performance Period within the first ninety (90) days of such Performance Period, but in no event after 25 percent of the Performance Period has elapsed.  Performance Shares granted under the Program shall constitute Performance-Based Awards under Article 9 of the Plan.

5.2                                 Performance Requirements.  The Committee shall approve the performance goals (collectively, the “Performance Goals”) with respect to any of the business criteria permitted under the Plan), each subject to such adjustments as the Committee may specify in writing at such time, and shall establish a formula, standard or schedule which aligns the level of achievement of the Performance Goals with the earned Performance Shares.

With respect to the Section 162(m) Participants, the Committee shall approve the Performance Goals within the first ninety (90) days of such the Performance Period, but in no event after 25 percent of the Performance Period has elapsed, and the Performance Goals may not be changed during the Performance Period, but the thresholds, targets and multiplier measures of the Performance Goals shall be subject to such adjustments as the Committee may specify in writing within the first ninety (90) days of the Performance Period, but in no event after 25 percent of the Performance Period has elapsed.

ARTICLE VI

PAYMENT OF AWARDS

6.1                                 Form and Timing of Payment.  Except as set forth in Section 8.1 below, no LTIP Award payable pursuant to this Program shall be paid unless and until the Committee certifies, in writing, the extent to which the Performance Goals have been achieved and the corresponding number of Performance Shares earned.  Shares of Common Stock issued in respect of an LTIP Award shall be deemed to be issued in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit, by the Participant, which the Committee deems to have a value at least equal to the aggregate par value thereof.

6.2                                 Tax Withholding.  Regardless of any action the Company or its Affiliate takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to participation in the Program and legally applicable to the Participant (“Tax Obligations”), the Participant acknowledges that the ultimate liability for all Tax Obligations is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or its Affiliate.  The Participant further acknowledges that the Company and/or its Affiliate (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Performance Shares, including the grant of the Performance Shares, the vesting of Performance Shares, the conversion of the Performance Shares into shares, the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for Tax Obligations or achieve any particular tax result.  Furthermore, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or its Affiliate may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to its Affiliate (in their sole discretion) to satisfy all Tax Obligations.  In this regard, the Participant shall, at his or her discretion, satisfy all applicable Tax Obligations by one or a combination of the following:

(a)                                  withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or its Affiliate; or

(b)                                 withholding from proceeds of the sale of shares of Common Stock acquired upon vesting or payment of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c)                                  withholding in shares of Common Stock to be issued upon vesting or payment of the Performance Shares, provided that the Company and its Affiliate shall only withhold an amount of shares of Common Stock with a fair market value equal to the minimum statutory Tax Obligations.

Finally, the Participant shall pay to the Company or its Affiliate any amount of Tax Obligations that the Company or its Affiliate may be required to withhold or account for as a result of the Participant’s participation in the Program that cannot be satisfied by the means previously described.  The Participant agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 6.2.  Notwithstanding Section 6.1 above, the Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if the Participant fails to comply with its obligations in connection with the Tax Obligations.

ARTICLE VII

TERMINATION OF EMPLOYMENT

7.1                                 Certain Terminations of Employment Prior to Determination Date.  In the case of a termination of the Participant’s employment with the Company (a “Termination of Employment”) by reason of Voluntary Retirement, death or Total and Permanent Disability prior to the Determination Date for a Performance Period, the number of Performance Shares earned for such Performance Period shall be determined as follows:  first, the Committee shall determine the number of Performance Shares earned based on actual achievement of the Performance Goals following the end of the Performance Period; and second, the number of Performance Shares so obtained shall be multiplied by a fraction, the numerator of which is the total number of full months elapsed from the first day of the Performance Period to the date of the Participant’s Termination of Employment and the denominator of which is the total number of months in the Performance Period with the resultant number rounded down to the nearest whole number.  Such number of Performance Shares shall then be settled in accordance with the terms of the Program without regard to any continuous service requirement.

7.2                                 Certain Terminations of Employment After Determination Date.  In the case of a Participant’s Termination of Employment by the Company for other than Cause, by reason of death or Disability or by the Participant for Good Reason or Voluntary Retirement after the Determination Date for a Performance Period but prior to settlement, the Performance Shares earned by the Participant which have not yet been settled shall be issued to such Participant on the thirtieth (30th) day following the Termination of Employment.

7.3                                 All Other Terminations.  Except as provided in Section 7.1 or 7.2, all Performance Shares not yet settled shall be forfeited as of the date of the Termination of Employment.

ARTICLE VIII

CHANGE OF CONTROL

8.1                                 Change of Control During Performance Period.  Notwithstanding anything to the contrary in the Program, in the event of a Change of Control that occurs during a Performance Period, such Performance Period shall be shortened and shall terminate as of the last business day of the last completed fiscal quarter preceding the date of such Change of Control and each Participant employed by the Company immediately prior to such Change of Control shall be entitled to a payment equal to the greater of (a) the amount of the Participant’s LTIP Award (rounded down to the nearest whole number) he or she would have been entitled to receive for such shortened Performance Period, determined based on the Company’s performance for such shortened Performance Period or (b) one-third (1/3rd) of the Participant’s LTIP Award.  Any such payment shall be made in a single lump sum immediately prior to such Change of Control without regard to any deferred payment or settlement dates (provided, that the Company may elect, in its sole discretion, to make any such payments in a manner that will not subject the payments to penalties under Code Section 409A).

8.2                                 Change of Control After End of Performance Period.  Notwithstanding anything to the contrary in the Program, in the event of a Change of Control that occurs after the end of the applicable Performance Period but prior to the Determination Date, the amount of any LTIP Award applicable to such Performance Period shall be paid to the Participant based upon the performance of the Company during such Performance Period, such payment to be made in a single lump sum as of immediately prior to the Change of Control without regard to any deferred payment or settlement dates.

ARTICLE IX

MISCELLANEOUS

9.1                                 Reporting Obligations.  Upon notification by the Committee that a Participant is eligible for an Award pursuant to the Program, the Participant shall disclose to the Committee such Participant’s holdings of Common Stock as of the date of such notification.  Thereafter, through the Performance Period, each Participant shall disclose to the Committee any and all transactions whereby the Participant disposes of or acquires Common Stock. Such disclosure shall be made in writing to the General Counsel of the Company.

9.2                                 Plan.  The Program is subject to all the provisions of the Plan and its provisions are hereby made a part of the Program, including without limitation the provisions of Articles 8 and 9 thereof (relating to Performance Shares and Performance-Based Awards) and Section 13.2 thereof (relating to adjustments upon changes in the Common Stock), and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of the Program and those of the Plan, the provisions of the Plan shall control.

9.2                                 Amendment and Termination.  Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend this Program; provided, however, that, without the prior consent of the Participants affected, no such action may adversely affect any rights or obligations with respect to any LTIP Awards theretofore earned but unpaid for a completed Performance Period, whether or not the amounts of such LTIP Awards have been computed and whether or not such LTIP Awards are then payable.  Notwithstanding the forgoing, at any time the Committee determines that the Performance Shares may be subject to Section 409A of the Code, the Committee shall have the right, in its sole discretion, and without a Participant’s prior consent to amend the Program as it may determine is necessary or desirable either for the Performance Shares to be exempt from the application of Section 409A or to satisfy the requirements of Section 409A, including by adding conditions with respect to the vesting and/or the payment of the Performance Shares, provided that no such amendment may change the Program’s “performance goals,” within the meaning of Section 162(m) of the Code, with respect to any person who is a “covered employee,” within the meaning of Section 162(m) of the Code.

9.3                                 Limitation on Payments. Notwithstanding anything in this Program to the contrary, if any payment or distribution a Participant would receive pursuant to this Prgoram or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by such Participant on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm shall provide its calculations to the Company and the Participant within fifteen (15) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.  Any reduction in payments and/or benefits pursuant to this Section 9.3 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

9.4                                 No Contract for Employment.  Nothing contained in this Program or in any document related to this Program or to any LTIP Award shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an Affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

9.5                                 Nontransferability.  No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or beneficiary; provided, however, that, nothing in this Section 9.4 shall prevent transfer (i) by will, or (ii) by applicable laws of descent and distribution.

9.6                                 Compensation Subject to Recovery.  The LTIP Awards under this Program and all compensation payable with respect to them shall be subject to recovery by the Company pursuant to any and all of the Company’s policies with respect to the recovery of compensation, as they shall be in effect and may be amended from time to time, to the maximum extent permitted by applicable law.

9.7                                 Nature of Program.  No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any award hereunder.  There shall be no funding of any benefits which may become payable hereunder.  Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary or other person.  To the extent that a Participant, beneficiary or other person acquires a right to receive payment with respect to an LTIP Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable.  All amounts payable under this Program shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts.  Nothing in this Program shall be deemed to give any employee any right to participate in this Program except in accordance herewith.

9.8                                 Governing Law.  This Program shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.